UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Thor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THOR INDUSTRIES, INC.
419 West Pike Street • Jackson Center, Ohio 45334-0629
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 8, 2009
The 2009 Annual Meeting of Stockholders of Thor Industries, Inc. (the “Company”) will be held at 230 Park Avenue, Suite 618, New York, N.Y., on December 8, 2009, at 1:00 p.m., local time, for the purpose of considering and voting upon the following:
(1)	the election of three directors; and

(2)	such other business as may properly come before the meeting or any adjournment of the meeting.
Stockholders of record at the close of business on October 16, 2009 will be entitled to receive notice of the meeting and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the office of the Company for a period of ten days prior to the meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN
AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Walter L. Bennett
Executive Vice President, Chief Administrative Officer and Secretary

October 30, 2009

THOR INDUSTRIES, INC.
419 West Pike Street • Jackson Center, Ohio 45334-0629
Proxy Statement
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thor Industries, Inc. (the “Company”) for use at the 2009 Annual Meeting of Stockholders to be held at 230 Park Avenue, Suite 618, New York City, on December 8, 2009, at 1:00 p.m., local time (the “Meeting”), and any adjournment thereof. The cost of such solicitation is being borne by the Company. This proxy statement and the accompanying form of proxy are being sent to stockholders on or about October 30, 2009.
Representatives of Deloitte & Touche LLP, the Company’s principal independent registered public accounting firm, will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any stockholder questions that may be asked.
Voting by Stockholders
Stockholders may vote their shares by proxy in any of the following three ways:
1.	By Proxy Card: You may vote by signing and returning the enclosed proxy card.

2.	By Internet: You may vote by Internet 24 hours a day through 12:00 p.m., ET, on December 8, 2009 by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

3.	By Telephone: You may vote by telephone 24 hours a day through 12:00 p.m. ET, on December 8, 2009 by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.
A proxy submitted by mail that is properly executed, duly returned to the Company and not revoked prior to the Meeting will be voted in accordance with the instructions contained therein. If no instructions are given with respect to the proposals to be voted upon, proxies will be voted in favor of such proposals. Each proxy may be revoked by a stockholder at any time until exercised by giving written notice to the Secretary of the Company, by voting in person at the Meeting, or by submitting a later-dated proxy by mail, Internet or telephone.
The Common Stock of the Company constitutes its only outstanding security entitled to vote on the matters to be voted upon at the Meeting. Each share of Common Stock entitles the holder to one vote. Only stockholders of record at the close of business on October 16, 2009 are entitled to notice of and to vote at the Meeting or any adjournment thereof. As of that date, 55,440,924 shares of Common Stock were outstanding. The presence, in person or by proxy, of the holders of a majority of all the issued and outstanding Common Stock is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
In accordance with the By-laws of the Company and the Delaware General Corporation Law, a plurality of the votes duly cast is required for the election of directors. Under the Delaware General Corporation Law, although abstentions and broker non-votes are deemed to be present for the purpose of determining whether a quorum is present at a meeting, abstentions and broker non-votes are not deemed to be votes duly cast. As a result, abstentions and broker non-votes will not be included in the tabulation of voting results with respect to Proposal #1 and therefore will have no impact on the voting on such proposal.
A copy of the Company’s annual report for the fiscal year ended July 31, 2009 (“fiscal 2009”) is being sent to each stockholder of record. The Annual Report is not to be considered a part of this proxy soliciting material.

Stockholders Sharing an Address
The Company will deliver only one annual report and proxy statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the annual report and/or proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement are delivered. A stockholder can notify the Company either in writing or by phone that the stockholder wishes to receive a separate copy of the annual report and/or proxy statement, or stockholders sharing an address can request delivery of a single copy of the annual report and/or proxy statement if they are receiving multiple copies, by contacting the Company at Thor Industries, Inc., 419 W. Pike St., Jackson Center, OH 45334, Attention: Corporate Secretary or at (937) 596-6849.
Proposal #1 — Election of Directors
The Company’s By-laws provide that the Board of Directors may set the number of directors at no less than one (1) and no more than fifteen (15). The Board of Directors of the Company currently consists of seven directors who are divided into three classes. Wade F. B. Thompson and Jan H. Suwinski currently serve as Class A directors; their terms expire in 2011. Peter B. Orthwein and William C. Tomson currently serve as Class B directors; their terms expire in 2010. Neil D. Chrisman, Alan Siegel and Geoffrey A. Thompson currently serve as Class C directors; their terms expire on the date of the Meeting.
In accordance with the Certificate of Incorporation of the Company, as amended, Neil D. Chrisman, Alan Siegel and Geoffrey A. Thompson have been nominated to stand for election as Class C directors. The Company’s Nominating and Corporate Governance Committee has proposed these nominations. If elected, Messrs. Chrisman, Siegel and Thompson will serve on the board until the annual meeting in 2012 and until their successors are duly elected and qualified.
The persons named in the enclosed proxy intend to vote FOR the election of the nominees listed below. In the event that a nominee becomes unavailable for election (a situation the Company’s management does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other persons as may be designated by the Nominating and Corporate Governance Committee.
The nominees, as set forth below, are now directors of the Company and have continuously served in such capacity since their first election or appointment to the Board.

			First Year
Nominee	Age	Principal Occupation	as Director

Neil D. Chrisman	72	Retired Managing Director of J.P. Morgan & Co.	1999
Alan Siegel	74	Retired partner of Akin Gump Strauss Hauer & Feld LLP	1983
Geoffrey A. Thompson	69	Partner, Palisades Advisors, LLC	2003
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.
Business Experience of Directors and Executive Officers
Wade F. B. Thompson, age 69, has been the President and Chief Executive Officer and a Director of the Company since its founding in 1980. He currently serves as Chairman, President, Chief Executive Officer and Director of the Company. Mr. Thompson is not related to Geoffrey A. Thompson.
Peter B. Orthwein, age 64, has served as Treasurer and a Director of the Company since its founding in 1980 and as Vice Chairman since 1986.

Christian G. Farman, age 50, has been with the Company since May 2008, serving as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Farman served as Chief Financial Officer of Deutsch, a leading manufacturer of electrical connectors, from May 2006 to May 2007. From December 2003 to December 2005, Mr. Farman served as Chief Financial Officer of Insituform Technologies, Inc., a NASDAQ listed infrastructure company, first as Vice President, from December 2003 to January 2005, and then as Senior Vice President, from January 2005 to December 2005. From February 2003 to April 2003, Mr. Farman served as Chief Operating Officer of the National Audubon Society. Prior to that, from 1989 to 2001, Mr. Farman was employed by Vivendi North America (previously Anjou International), a water treatment and environmental services company, which he joined as Controller and was ultimately promoted to Executive Vice President and Chief Financial Officer. Prior to Vivendi North America, he was employed as a senior audit manager at Price Waterhouse (now known as PricewaterhouseCoopers LLP), where he worked from 1979 to 1989. Mr. Farman is a Certified Public Accountant.
Walter L. Bennett, age 63, has been with the Company and its predecessor since July 1977 and currently serves as Executive Vice President, Chief Administrative Officer and Secretary of the Company. He became Vice President, Finance, of Airstream, Inc. in September 1980; Vice President, Finance, of the Company in September 1983; Chief Administrative Officer/Secretary of the Company in November 1985; Senior Vice President of the Company in February 1989; Chief Financial Officer of the Company in March 1999 and Executive Vice President of the Company in January 2004.
Richard E. Riegel, III, age 43, has been with the Company since May 1998. Mr. Riegel was appointed as Chief Operating Officer of the Company in October 2007 and from August 2005 to September 2007 served as Group President. From 1998 through April 2002, Mr. Riegel served as Vice President, Corporate Development of the Company, and from April 2002 through August 2005, he served as President and CEO of Airstream, Inc. Mr. Riegel is the son-in-law of Wade F. B. Thompson.
Neil D. Chrisman, age 72, who was appointed as a Director in July 1999, is a retired Managing Director of J. P. Morgan & Co. Mr. Chrisman retired from J. P. Morgan in 1993.
Alan Siegel, age 74, who became a Director in September 1983, is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Siegel is also the Chairman of the Board of Directors of The Wet Seal, Inc. and a director of Ermenegildo Zegna Corporation.
Jan H. Suwinski, age 68, who was appointed as a Director in July 1999, has been a Professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management, Cornell University since July 1996. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at Corning, Incorporated and Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski is a director of Tellabs, Inc. and ACI Worldwide, Inc.
Geoffrey A. Thompson, age 69, who was appointed as a Director in September 2003, has been a partner at Palisades Advisors, LLC, a private equity firm, since January 2004. From 1998 to 2004, Mr. Thompson served as an independent business consultant. From 1995 to 1998, he served as a principal at Kohlberg & Company. He retired as Chief Executive Officer of Marine Midland Banks, Inc. in 1992. Mr. Thompson is a director of Guardian Trust Company and Stoneleigh Partners Acquisition Corp. Mr. Thompson is not related to Wade F. B. Thompson.
William C. Tomson, age 73, who became a Director in June 1988, is the Vice Chairman of Board Member, Inc. Mr. Tomson has been with the firm since 1995. Board Member, Inc. publishes Bank Director and Corporate Board Member magazines.
Executive officers serve at the discretion of the Company.
Board of Directors, Committees and Attendance at Meetings
The Board of Directors has the responsibility for establishing broad corporate policies and for the overall management of the business of the Company. Members of the Board are kept informed of the Company’s performance by various reports sent to them at regular intervals by management, as well as by operating and financial reports presented by management at Board meetings.

It is the Company’s policy that directors attend all Board meetings and the annual meeting of stockholders, unless excused by the Chairman. All elected directors were in attendance at the 2008 Annual Meeting of Stockholders.
The Board has three committees with the principal functions described below. The charters of each of these committees are posted on our website at www.thorindustries.com and are available in print to any stockholder who requests them.
Audit Committee
The Company has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The principal functions of the Audit Committee are to recommend engagement of the Company’s independent public accountants and to maintain communications among the Board of Directors, such independent public accountants and the Company’s internal accounting staff with respect to accounting and auditing procedures, the implementation of recommendations by such independent accountants, the adequacy of the Company’s internal controls and related matters. During fiscal 2009, the Audit Committee had private meetings with the Chief Financial Officer, the Internal Audit Director and the outside audit partners. The Board of Directors has determined that Geoffrey A. Thompson, a member of the committee, is an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002. A copy of the Audit Committee Charter, reviewed and approved on October 1, 2009 by the Board of Directors, is attached to this Proxy Statement as Appendix A.
Compensation Committee
The principal functions of the Compensation Committee are to establish and review executive compensation policies and guiding principles; review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company; evaluate the design of compensation and benefit programs for named executive officers; and review all components of compensation for independent directors. The Compensation Committee also acts as administrator under several of the Company’s compensation and benefits plans, including the Company’s 2006 Equity Incentive Plan and the Company’s Select Executive Incentive Plan, and oversees the Company’s Management Incentive Plan. In its capacity as administrator of the 2006 Equity Incentive Plan, the Compensation Committee is authorized to grant options and restricted stock, determine which employees and other individuals performing substantial service for the Company may be granted options and/or restricted stock, and determine the rights and limitations attendant to options and restricted stock granted under these plans. In its capacity as administrator under the Select Executive Incentive Plan, the Compensation Committee awards supplemental deferred compensation to eligible employees in amounts determined by the Committee.
Nominating and Corporate Governance Committee
The principal functions of the Nominating and Corporate Governance Committee are to address all matters of corporate governance; evaluate qualifications and candidates for positions on the Board of Directors; evaluate the performance of the Chief Executive Officer and the Board of Directors; review succession plans and senior management performance; establish criteria for selecting new directors, nominees for Board membership and the positions of Chairman and Chief Executive Officer; and to determine whether a director should be invited to stand for re-election. The committee evaluates candidates on, among other things, possession of such knowledge, experience, skills, expertise and diversity as may enhance the Board’s ability to manage and direct the affairs and business of the Company, and as applicable, the satisfaction of any independence requirements imposed by law, regulation, the NYSE and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee does not have a formal process for identifying director candidates. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.thorindustries.com and is available in print to any stockholder who requests it.
The Board does not consider stockholder nominations of director candidates because it believes that this is not an efficient or effective means of identifying qualified individuals. In addition, the Board has a long history of being able to attract and maintain a membership with the variety of skills necessary to properly oversee the affairs of the Company.

Membership of Committees
The following table summarizes the current membership of the Board of Directors and each of its committees.

Nominating
and
Corporate
		Audit	Compensation	Governance
	Board	Committee	Committee	Committee
Wade F. B. Thompson	Chairman
Peter B. Orthwein	Vice Chairman
Neil D. Chrisman	X	X
Alan Siegel	X			Chair
Jan H. Suwinski	X	Chair
Geoffrey A. Thompson	Lead Director	X	X
William C. Tomson	X		Chair	X
The Board of Directors has affirmatively determined, by resolution of the Board of Directors as a whole, that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered “independent” in accordance with the rules of the New York Stock Exchange and the Company’s Director Independence Standards which are set forth on Appendix B to this Proxy Statement: Messrs. Neil D. Chrisman, Alan Siegel, Jan H. Suwinski, Geoffrey A. Thompson and William C. Tomson. As a result, each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is comprised entirely of independent directors, as determined by the Board.
Before the Board made the independence determination described in the previous paragraph, Mr. Siegel and Mr. Wade F. B. Thompson advised the Board that Mr. Siegel has been named as a co-executor and co-trustee under Mr. Thompson’s will and trusts. In the event Mr. Siegel serves in those capacities he will be entitled to the fees and expense reimbursement provided in those documents. The Board concluded that the designation of Mr. Siegel as co-executor and co-trustee under Mr. Thompson’s will and trusts does not impair Mr. Siegel’s ability to exercise independent judgment from management and is not material to the company or its management.
Board and Committee Meetings
The Board of Directors as a whole met in person, by telephone or took action by unanimous written consent 11 times during fiscal 2009. The Audit Committee met in person or by telephone 8 times during fiscal 2009. The Compensation Committee met in person or by telephone 5 times during fiscal 2009. The Nominating and Corporate Governance Committee met in person or by telephone 4 times in fiscal 2009.
Each of the directors attended all meetings of the Board of Directors and the respective Board committees on which they served during fiscal 2009.
In addition, regularly scheduled meetings of the non-management directors are held four times each year. A non-management director is chosen to preside at these meetings.
Stockholder Communications
Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, pursuant to which any communication sent to the Board of Directors in care of the Company is forwarded to the Board, has served the Board’s and its stockholders’ needs. Until any other procedures are developed, any communications to the Board should be sent to it in care of the Secretary of the Company.
Any communications from interested parties directed toward non-management directors specifically may be sent to Alan Siegel, one of the Company’s non-management directors, who forwards any such communications to each of the other non-management directors that, in the opinion of Mr. Siegel, deal with the functions of the Board of Directors or the committees thereof or that he otherwise determines require their attention. Mr. Siegel’s address for this purpose is c/o Thor Industries, Inc., 419 West Pike St., Jackson Center, OH 45334.
Code of Ethics
The Company has adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy,” which is applicable to all directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other executive officers identified in this proxy statement who perform similar functions (collectively, the “Selected Officers”). A copy of the code of ethics has been posted on the Company’s website and is available in print to any stockholder who requests it. The Company intends to disclose any changes in or waivers from its code of ethics applicable to any Selected Officer on its website or by filing a Form 8-K with the Securities and Exchange Commission.
Ownership of Common Stock

The following table sets forth information as of September 1, 2009 with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of the Company’s Common Stock by (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table below; and (iv) all executive officers and directors of the Company as a group. As of September 1, 2009, there were 55,440,924 shares of Common Stock issued and outstanding.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares		Percent

Wade F. B. Thompson	15,753,470	(2)	28.4%
419 West Pike Street
Jackson Center, Ohio 45334-0629

Peter B. Orthwein	2,505,450	(3)	4.5%
419 West Pike Street
Jackson Center, Ohio 45334-0629

Richard E. Riegel, III	582,457	(4)	1.1%
419 West Pike Street
Jackson Center, Ohio 45334-0629

Christian G. Farman	33,333	(5)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

Walter L. Bennett	18,225	(6)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

Neil D. Chrisman	33,000	(7)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

Alan Siegel	2,000	(8)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

Jan H. Suwinski	53,000	(9)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

Geoffrey A. Thompson	17,400	(10)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

William C. Tomson	64,000	(11)	*
419 West Pike Street
Jackson Center, Ohio 45334-0629

Royce & Associates, LLC	7,095,222	(12)	12.8%
82 Devonshire Street
Boston, MA 02109

Artisan Partners Holdings LP	2,972,450	(13)	5.4%
875 East Wisconsin Avenue, Suite 8W
Milwaukee, WI 53202

All directors and executive officers as a group (ten persons)	19,062,335	(14)	34.2%

*	less than 1%.

(1)	Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Excludes 550,000 shares held by a trust established for the benefit of Mr. Thompson’s family members.

(3)	Includes 61,350 shares owned by Mr. Orthwein’s wife, 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children, of which Mr. Orthwein is a trustee, 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half brother, of which Mr. Orthwein is a trustee, 104,700 shares of record owned by Mr. Orthwein’s minor children for which Mrs. Orthwein acts as custodian, 320,000 shares owned of record by the Orthwein Investment Group D, L.P., in which Mr. Orthwein has a 0.51% economic interest but a 51% general partnership interest, 122,500 shares held by a charitable annuity trust of which Mr. and Mrs. Orthwein are the sole trustees, and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4)	Includes 600 non-vested restricted shares issued under the Restricted Stock Plan, options to acquire 28,000 shares issued under the 1999 Stock Option Plan and options to acquire 33,333 shares issued under the Thor Industries, Inc. 2006 Stock Equity Incentive Plan which are currently exercisable or will become exercisable within 60 days from September 1, 2009. Also includes 508,212 shares owned by Mr. Riegel’s wife, and 4,900 shares of record owned by Mr. Riegel’s minor children for whom Mr. Riegel acts as custodian.

(5)	Includes options to acquire 33,333 shares issued under the 2006 Stock Equity Incentive Plan which are currently exercisable or will become exercisable within 60 days from September 1, 2009.

(6)	Includes 1,000 non-vested restricted shares issued under the Restricted Stock Plan and options to acquire 15,225 shares issued under the 1999 Stock Option Plan.

(7)	Includes options to acquire 25,000 shares issued under the 1999 Stock Option Plan.

(8)	Includes options to acquire 2,000 shares issued under the 1999 Stock Option Plan.

(9)	Includes options to acquire 43,000 shares issued under the 1999 Stock Option Plan.

(10)	Includes options to acquire 15,000 shares issued under the 1999 Stock Option Plan.

(11)	Includes options to acquire 45,000 shares issued under the 1999 Stock Option Plan.

(12)	The number of shares shown for Royce & Associates, LLC is based on a Schedule 13G filed on January 30, 2009.

(13)	The number of shares shown for Artisan Partners Holdings LP is based on a Schedule 13G/A on August 7, 2009.

(14)	Includes 239,891 shares issuable under stock options which are currently exercisable or will become exercisable within 60 days from September 1, 2009.

Executive Compensation

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers who appear in the “Summary Compensation Table” below.
Named Executive Officers
For fiscal 2009, our named executive officers and their respective titles are as follows:
•	Wade F. B. Thompson, Chief Executive Officer, Chairman and President

•	Christian G. Farman, Senior Vice President and Chief Financial Officer

•	Peter B. Orthwein, Vice Chairman and Treasurer

•	Richard E. Riegel, III, Chief Operating Officer

•	Walter L. Bennett, Executive Vice President, Chief Administrative Officer and Secretary
Messrs. Thompson and Farman are included as our named executive officers for fiscal 2009 based on their positions as our Chief Executive Officer and Chief Financial Officer, respectively, and Messrs. Orthwein, Riegel and Bennett are included based on their status as our three most highly compensated executive officers as of the end of fiscal 2009, other than our Chief Executive Officer and Chief Financial Officer.
Our Compensation Philosophy and Objectives
Our compensation structure focuses on cash compensation tied to current performance. We have focused on cash compensation because we believe it has been the most important factor underlying our success in attracting, motivating and retaining executive officers and other management throughout our 30 year history. We expect our emphasis on cash compensation to continue in the future. Although we do not generally award long-term incentive compensation to our executive officers, we consider providing long-term incentive compensation, including equity awards under our 2006 Equity Incentive Plan, to the extent we believe that it will help us to attract, motivate or retain particular individuals more so than cash compensation.
Our company consists of a corporate parent, Thor Industries, Inc., and several operating subsidiaries. Executive officers of the corporate parent historically have received a majority of their compensation in the form of cash bonuses based on the profitability of our company. In particular, Messrs. Wade F. B. Thompson and Peter B. Orthwein receive low fixed salaries in addition to discretionary cash bonuses relating to the profitability of our company, which are reviewed and approved by our Compensation Committee.
The management of each operating subsidiary is provided with incentive based cash compensation through our Management Incentive Plan (“MIP”), which provides for a bonus pool equal to a percentage of the operating subsidiary’s pre-tax profits in excess of a threshold established by our Chief Executive Officer. Pre-tax profits of an operating subsidiary are determined by reference to the income statement of the operating subsidiary after deducting an interest factor based on the amount of capital, if any, utilized by the operating subsidiary during the relevant measuring period. We believe that we have been successful in attracting, motivating and retaining management of our operating subsidiaries in large part due to our policy of providing cash compensation based upon the profitability of our operating subsidiaries.
For management of our operating subsidiaries and executive officers of the corporate parent, pre-tax profits has been chosen as the relevant performance measure because it is a key metric used by management to direct and measure our business performance. Moreover, we believe that pre-tax profits measures are clearly understood by both our employees and stockholders and that incremental growth in pre-tax profits leads to the creation of long-term stockholder value. Therefore, our performance compensation programs historically have used pre-tax profits as a performance measure for determining bonuses.
Our Compensation Committee has ultimate responsibility for overseeing all forms of compensation for our named executive officers.
Elements of Compensation for Named Executive Officers
There are three basic elements of our executive compensation program for our named executive officers, which are base salary, bonuses and other compensation and benefits. Historically, we have not entered into employment agreements with our named executive officers. However, we entered into an employment offer letter with Mr. Farman in May 2008 as an inducement to join our company.
Base Salary
Most of our named executive officers receive low base salaries relative to their bonuses, reflecting our philosophy that short-term compensation should be based primarily on performance. Base salaries of named executive officers are typically not adjusted except in connection with promotions. Notwithstanding the foregoing, for fiscal 2008, Mr. Bennett, then our Chief Financial Officer, received a one-time base salary increase, from $100,000 to $500,000, with the expectation that his annual bonus would be reduced by a similar amount. This one-time adjustment reflected the determination by our Chief Executive Officer and Compensation Committee that a smaller portion of the total compensation of our finance executives should be tied to profitability going forward in order to discourage excessive risk taking by those individuals. For the same reason, the base salary of Mr. Farman, our current Chief Financial Officer, was set at $500,000 when he joined our company in May 2008. In addition, Mr. Orthwein’s base salary was increased to $270,000 in December 2007 to better align the compensation packages of our Chairman and Vice Chairman.
During the first quarter of fiscal 2009, the following named executive officers volunteered to reduce their base salaries for the remainder of fiscal 2009 as follows: (i) Mr. Thompson declined to take any base salary for the remainder of fiscal 2009, (ii) Mr. Orthwein volunteered to reduce his base salary by 15% from $270,000 to $229,500 for the remainder of fiscal 2009 and (iii) Mr. Bennett volunteered to reduce his base salary by 20% from $500,000 to $400,000 for the remainder of fiscal 2009. These decisions were made in light of the decline in our performance due to market conditions.
Bonuses
Messrs. Thompson’s and Orthwein’s bonuses take into account our profitability but are discretionary; no formulas are used. For Messrs. Thompson and Orthwein, toward the end of each fiscal year when profitability for the fiscal year can be reasonably estimated, our Chief Executive Officer recommends to our Compensation Committee bonus amounts to be paid to himself and Mr. Orthwein in recognition of their contributions to our company for the current fiscal year with due regard to our profitability as a whole. In approving the bonus amounts for those named executive officers, our Compensation Committee considers the reasonableness of the recommended bonus amounts in relation to compensation paid to similarly situated executives in peer and comparably sized companies. In drawing comparisons against peer and other companies, members of the Compensation Committee individually and informally consult various publicly available sources, including publicly available information from the SEC’s EDGAR database. While our Compensation Committee has a general understanding of the compensation practices of other similarly situated companies and does consider general marketplace information when making compensation decisions, we have not, to date, felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking. The bonus amounts historically requested for and paid to Messrs. Thompson and Orthwein have been well below market based on our Compensation Committee’s informal review of compensation paid to the top executives at peer and comparably sized companies.

For fiscal 2009 and 2008, Messrs. Thompson and Orthwein declined annual bonuses due to the decline in our profits, resulting from market conditions.
For fiscal 2009, Mr. Bennett received a bonus of $50,000 on a discretionary, non-formula basis. Mr. Riegel’s bonus for fiscal 2009 consisted of a guaranteed bonus of $75,000 per quarter, which was a product of individual negotiations, plus an additional discretionary amount equal to $275,000.
Pursuant to Mr. Farman’s employment offer letter, Mr. Farman was eligible to receive an annual discretionary bonus of up to $300,000 for fiscal 2009 based on his individual performance and our overall performance. Mr. Farman received a bonus of $172,375 for fiscal 2009. Of this amount, $12,375 was a performance award under our 2008 Annual Incentive Plan, calculated based on 0.15% of our consolidated pre-tax profits for the first quarter of fiscal 2009. Mr. Farman was the only named executive officer who received an award under our 2008 Annual Incentive Plan for fiscal 2009.
Bonuses for Messrs. Bennett, Riegel and Farman are approved and paid on a quarterly basis. For each fiscal quarter, either following the completion of the quarter when profitability for the quarter can be reasonably estimated or prior to (in general) the commencement of the quarter, in the case of bonuses paid pursuant to the 2008 Annual Incentive Plan, our Chief Executive Officer recommends to our Compensation Committee bonus amounts or, in the case of awards under the 2008 Annual Incentive Plan, performance awards for the quarter. In approving the bonus amounts or performance awards for these named executive officers, our Compensation Committee considers our overall performance during the quarter and/or year to date, projected profits for the current year, the individual performance of the executive and the reasonableness of the recommended bonus amounts in relation to compensation paid to similarly situated executives in peer and comparably sized companies. In drawing comparisons against peer and other companies, members of our Compensation Committee individually and informally consult various publicly available sources, including publicly available information from the SEC’s EDGAR database. While our Compensation Committee has a general understanding of the compensation practices of other similarly situated companies and does consider general marketplace information when making compensation decisions, we have not, to date, felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking.
Other Benefits
A limited number of additional benefits are also provided to our executive officers, including our named executive officers, as part of our compensation package because we believe that it is customary to provide such benefits or otherwise in our best interest to do so. In providing such benefits, both the Chief Executive Officer and the Compensation Committee have determined that these elements are appropriate for the attraction, motivation and retention of executive talent.
In this regard, we have established the Thor Industries, Inc. Deferred Compensation Plan for executives who may be impacted by the compensation limits that restrict participation in our qualified 401(k) plan. This plan allows executives to defer on a pre-tax basis a portion of their compensation and to have the funds deemed invested in certain mutual fund investments selected by us. When the deferred amounts are paid, executives receive the amount they invested plus any gains or losses based on the performance of the investments.
We also grant long-term cash awards to certain named executive officers under our Select Executive Incentive Plan, or SEIP. No named executive officer received an award under the SEIP during 2009. The purpose of the plan was to provide eligible executives with supplemental deferred compensation in addition to current bonus compensation. Awards were determined at the sole discretion of our Compensation Committee upon the recommendation of our Chief Executive Officer. The amount(s) credited to the account of an eligible executive generally vest following the completion of the executive’s sixth year of participation in the plan. Historically, amounts awarded to named executive officers under this plan have represented a small percent of the total annual compensation of such officers. We terminated the Select Executive Incentive Plan effective February 27, 2009 due to the low participation rate and the ongoing costs of maintaining the plan. As a result of the termination, all participants in the

SEIP immediately vested in their awards and will be paid on March 31, 2010 or earlier in accordance with the terms of the SEIP.
Long-term Incentive Compensation
Although we have not generally awarded long-term incentive compensation to our executive officers, including our named executive officers, in recent years including fiscal 2009, we consider providing long-term incentive compensation, including equity awards, to the extent we believe it will help us to attract, motivate or retain particular individuals more so than cash compensation. In this regard, to induce Mr. Farman to join our company in May 2008, we granted Mr. Farman options to acquire 100,000 shares of common stock. We also granted Mr. Riegel options to acquire 100,000 shares of common stock in May 2008 to better align the compensation packages of our Chief Operating Officer and Chief Financial Officer.
Several of our executive officers, including Messrs. Thompson and Orthwein, already own significant amounts of our common stock, and, as a result, the Compensation Committee believes that the financial interests of these executives are already aligned with those of our stockholders. The Compensation Committee therefore believes there would be little incremental value in providing these officers with additional equity.
Severance and Change-in-Control Benefits
We do not typically enter into employment or other agreements with our named executive officers with provisions regarding severance or change-in-control benefits nor do we maintain a severance plan or policy for our employees. The absence of these benefits reflects our emphasis on cash compensation for current performance as opposed to other forms of compensation. Notwithstanding the foregoing, when Mr. Farman joined our company in May 2008, pursuant to the terms of an employment offer letter and as an inducement to join our company, we agreed to pay Mr. Farman severance equal to nine months of Mr. Farman’s base salary in the event Mr. Farman is terminated for reasons other than cause. Mr. Farman is our only named executive officer who is eligible to receive severance benefits.
Certain of our benefit plans include severance and change-in-control protections for plan participants. For example, our 1999 Stock Option Plan and 2006 Equity Incentive Plan each specify that upon the occurrence of a change-in-control, all options will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any options will automatically lapse. Under our Restricted Stock Plan, restricted shares automatically vest upon (x) the termination of the holder’s service other than for cause and (y) the holder’s death, disability or retirement. These types of provisions are designed to ensure that plan participants receive the benefits of prior plan awards in the event that a change-in-control occurs or they are terminated other than for cause since these events are largely or entirely out of their control.
The aggregate value of change-in-control and termination benefits for each named executive officer is summarized below under the subheading, “Potential Payments Upon Termination or Change-in-Control” below.
Tax Deductibility
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the Company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by shareholders, are excluded from the deduction limit. Our Compensation Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent it believes it is practical and in our best interests and the best interests of our stockholders. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise.

Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Thor Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.
The Compensation Committee
William C. Tomson
Geoffrey A. Thompson

Summary Compensation Table
     The following Summary Compensation Table summarizes the total compensation awarded to our named executive officers in fiscal 2009, fiscal 2008 and fiscal 2007.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
Name and				Share	Option	Plan	Compensation	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation		Total
Position	Year	($)	($)(2)	($)(3)	($)(4)	($)	($)	($)		($)
Wade F. B. Thompson, Chief Executive Officer,	2009	-0- (1)	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Chairman and	2008	270,000	-0-	-0-	-0-	-0-	-0-	-0-		270,000
President	2007	270,000	-0-	-0-	-0-	-0-	-0-	-0-		270,000

Christian G. Farman, Senior Vice President	2009	500,000	160,000	-0-	292,976	12,375 (6)	-0-	-0-		965,351
and Chief	2008	115,835	-0-	-0-	54,409	-0-	-0-	-0-		170,244
Financial Officer (5)	2007	NA	NA	NA	NA	NA	NA	NA		NA

Peter B. Orthwein,	2009	235,991	-0-	-0-	-0-	-0-	-0-	-0-		235,991
Vice Chairman and	2008	204,618	-0-	-0-	-0-	-0-	-0-	-0-		204,618
Treasurer	2007	100,000	-0-	-0-	-0-	-0-	-0-	-0-		100,000

Richard E. Riegel, III,	2009	100,500	575,000	6,160	295,549	-0-	-0-	294	(7)	977,503
Chief	2008	100,500	360,000	7,429	36,943	477,040	-0-	20,744	(7)	1,002,656
Operating Officer	2007	100,500	900,000	15,668	9,824	-0-	-0-	23,006	(7)	1,048,998

Walter L. Bennett, Executive Vice President, Chief Administrative	2009	419,231	50,000	10,267	-0-	-0-	-0-	490	(8)	479,988
Officer and	2008	500,000	150,000	14,463	-0-	198,850	-0-	34,260	(8)	897,573
Secretary	2007	100,000	900,000	35,224	14,034	-0-	-0-	41,485	(8)	1,090,743

(1)	Mr. Thompson elected to forego payment of base salary in fiscal 2009 due to the decline in our performance due to market conditions. He was not provided with any equity or non-cash compensation in exchange for his decision to forego his base salary.

(2)	For fiscal 2009, the amounts in this column reflect the payment of guaranteed bonuses of $75,000 per quarter to Mr. Riegel (totaling $300,000) and discretionary bonuses to all of the named executive officers as more fully described in “Compensation Discussion and Analysis” above.

(3)	All share awards were granted under our Restricted Stock Plan which we describe below. We account for the plan under SFAS No. 123R “Share Based Payments.” The values reported in the “Share Awards” column are the amounts we expensed during fiscal 2007, fiscal 2008 and fiscal 2009 for each named executive officer’s share award. All share awards are expensed on a pro rata basis over the six year vesting period for the awards. The amounts included in this column include expenses related to share awards issued prior to fiscal 2007.

(4)	All stock options were granted under our 1999 Stock Option Plan or our 2006 Equity Incentive Plan. We account for these plans under SFAS No. 123R “Share Based Payments.” The values reported in the “Option Awards” column are the amounts we expensed during fiscal 2007, fiscal 2008 and fiscal 2009 for each named executive officer’s stock options. All option awards are expensed ratably over their three year vesting period. The amounts included in this column include expenses related to option awards granted in fiscal 2008 and in earlier years.

(5)	Mr. Farman was hired in May 2008. The base salary shown for Mr. Farman for fiscal year 2008 reflects the amount paid to Mr. Farman in base salary from the date Mr. Farman joined our company through the end of fiscal 2008. Mr. Farman’s annual base salary for fiscal 2008 was $500,000.

(6)	This amount reflects a bonus paid to Mr. Farman pursuant to our 2008 Annual Incentive Plan with respect to the first quarter of fiscal 2009 based on the achievement of a pre-established performance goal relating to our pre-tax profits. Mr. Farman’s bonus was equal to 0.15% of our consolidated pre-tax profits for that quarter.

(7)	Consists of $12,500 and $12,500 credited to Mr. Riegel under our Select Executive Incentive Plan for 2008 and 2007, respectively, and $294, $8,244 and $10,506 of dividends paid to Mr. Riegel in respect of restricted stock awards held by Mr. Riegel for 2009, 2008 and 2007 respectively.

(8)	Consists of $15,000 and $15,000 credited to Mr. Bennett under our Select Executive Incentive Plan for 2008 and 2007, respectively, and $490, $19,260 and $26,485 of dividends paid to Mr. Bennett in respect of restricted stock awards held by Mr. Bennett for 2009, 2008 and 2007 respectively.
Grants of Plan-Based Awards for Fiscal 2009
The following table sets forth the non-equity incentive plan award granted to Mr. Farman in fiscal 2009. None of our named executive officers were granted option awards or share awards in fiscal 2009.
GRANTS OF PLAN-BASED AWARDS FOR
FISCAL 2009

		Estimated Future Payouts
		Under Non-Equity Incentive
		Plan Awards
			Target
Name	Grant Date	Threshold ($)	($)	Maximum ($)
Christian G. Farman	—	(1)	(1)	(1)

(1)	As shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Farman received a non-equity incentive plan award under our 2008 Annual Incentive Plan for the first quarter of fiscal 2009. Because this award is based on a percentage of our consolidated pre-tax profits, it is impossible to calculate thresholds, targets or maximum amounts for such awards.
Executive Employment Agreements
Historically, we generally have not entered into employment agreements with our named executive officers. However, in May 2008, in order to incentivize Mr. Farman to join our company as Chief Financial Officer, we entered into an employment offer letter with Mr. Farman.
The material terms of the employment offer letter with Mr. Farman are as follows:
•	Mr. Farman’s annual base salary is set at $500,000.

•	Mr. Farman was eligible for an annual bonus of up to $300,000 for fiscal 2009 based on Mr. Farman’s performance and our performance. Mr. Farman received a bonus of $172,375 for fiscal 2009.

•	We agreed to grant Mr. Farman options to purchase 100,000 shares of our common stock pursuant to our 2006 Equity Incentive Plan. The stock options will vest over a three year period in one-third increments on the first, second and third anniversaries of the date of grant. The stock options were priced on May 5, 2008, the date Mr. Farman commenced employment with us.

•	We agreed to reimburse Mr. Farman for (i) reasonable temporary living expenses in the Elkhart, Indiana area for up to six months from the date Mr. Farman commences employment with us and (ii) reasonable moving expenses.

•	We agreed to pay Mr. Farman severance equal to nine months of Mr. Farman’s base salary in the event Mr. Farman is terminated for reasons other than cause. For purposes of Mr. Farman’s offer letter, “cause” means (i) the commission of or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to our company or an affiliate, (ii) conduct tending to bring our company into substantial public disgrace, or disrepute, (iii) gross negligence or willful misconduct with respect to our company or an affiliate or (iv) material violation of state or federal securities laws.
Mr. Farman also participates in the compensation and benefit programs generally available to our executive officers.
2008 Annual Incentive Plan
The 2008 Annual Incentive Plan became effective on October 3, 2008, and was approved by the stockholders at the 2008 Annual Meeting.
The 2008 Annual Incentive Plan is administered by our Compensation Committee. Under the 2008 Annual Incentive Plan, our Compensation Committee has the power to: (i) designate eligible executives to participate in the 2008 Annual Incentive Plan for a designated Performance Period (as defined below), as defined below (the “2008 Participants”); (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the 2008 Annual Incentive Plan and any instrument or agreement relating to, or Award granted under, the 2008 Annual Incentive Plan; (v) establish, amend, suspend, or waive any rules and regulations; and (vi) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2008 Annual Incentive Plan.
Under the 2008 Annual Incentive Plan, our Compensation Committee has the authority to grant Awards which represent the conditional right of a 2008 Participant to receive a cash award following a Performance Period based upon performance in respect of a Performance Goal (as defined below). For purposes of the 2008 Annual Incentive Plan, a “Performance Period” is a fiscal quarter during which performance is measured in order to determine a 2008 Participant’s entitlement to receive payment of an Award, and “Performance Goal” is, with respect to each Performance Period, consolidated pre-tax profits of our company (“Pre-Tax Profits”) of $15,000,000.
Prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Code Section 162(m), by no later than the day prior to the date on which twenty-five percent (25%) of the Performance Period has elapsed, our Compensation Committee will allocate in writing, on behalf of each 2008 Participant, the portion of Pre-Tax Profits (not to exceed 3% on behalf of any 2008 Participant), if any (an “Award”), to be paid to the 2008 Participant if the Performance Goal is achieved. With respect to any single 2008 Participant, the maximum Award that can be paid with respect to any Performance Period is $5,000,000.
Our Compensation Committee is authorized at any time during or after a Performance Period to reduce or eliminate an Award allocated to any 2008 Participant for any reason, including, without limitation, changes in the position or duties of any 2008 Participant with our company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination, or termination with or without cause) or otherwise. However, no reduction or elimination will increase the amount otherwise payable to any other 2008 Participant if a reduction or elimination would cause the Awards to fail to qualify as “qualified performance-based compensation” under Code Section 162(m), as determined by the Committee. In addition, to the extent necessary to preserve the intended economic effects of the 2008 Annual Incentive Plan to our company and the 2008 Participants, the Compensation Committee will adjust the calculation of Pre-Tax Profits and Awards and the allocation thereof to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of our company or any subsidiary into another corporation, any consolidation of our company or any subsidiary into another corporation, any separation of our company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of our company or any subsidiary (whether or not the reorganization comes within the definition of Code Section 368), (iii) any partial or complete liquidation of our company or any subsidiary or a large, special and non-recurring dividend paid or distributed by our company, or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment will be authorized or made if and to the extent that the Compensation Committee determines that the adjustment would cause the Awards to fail to qualify as “qualified performance-based compensation” under Code Section 162(m).
Following the completion of each Performance Period, the Compensation Committee certifies in writing, in accordance with the requirements of Code Section 162(m), the achievement of the Performance Goal and the Awards payable to 2008 Participants.
The Board of Directors or the Compensation Committee may, at any time, terminate or, from time to time, amend, modify or suspend the 2008 Annual Incentive Plan and the terms and provisions of any Award granted to any 2008 Participant which has not been paid. No Award may be granted during any suspension of the 2008 Annual Incentive Plan or after its termination.
Summaries of Equity Compensation Plans
Thor Industries, Inc. 2006 Equity Incentive Plan
On December 5, 2006, we adopted the Thor Industries, Inc. 2006 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan” or the “Plan,” which is designed to enable us and our affiliates to obtain and retain the services of the types of employees, consultants and directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.
The Equity Incentive Plan is designed, among other things, to replace the Company’s 1999 Stock Option Plan (the “1999 Plan”) and the Company’s 1997 Restricted Stock Plan (the “1997 Plan”). When the Board approved the Equity Incentive Plan, it also approved the termination of the 1999 Plan and the 1997 Plan, each effective upon the approval of the Equity Incentive Plan by the stockholders of the Company. As a result, there will be no further grants of options, restricted stock or other equity-based awards pursuant to either the 1999 Plan or the 1997 Plan.
The maximum number of shares available for the grant of awards under the Equity Incentive Plan is 1,100,000 subject to adjustment in accordance with the terms of the Equity Incentive Plan, which is approximately the same number of shares that were available for issuance under the 1999 Plan and the 1997 Plan when those plans were terminated.
The Equity Incentive Plan is administered by the Compensation Committee, which has the power and authority to select Participants (as defined below) in the Plan and grant Awards (as defined below) to such Participants pursuant to the terms of the Plan.
Awards may be granted to employees, directors and, in some cases, consultants and those individuals whom the Compensation Committee determines are reasonably expected to become employees, directors or consultants following the date of the grant of the Award (“Participants”), provided that incentive stock options may be granted only to employees. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (collectively, “Awards”).

Options
Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as the Compensation Committee deems appropriate. The term of each option will be fixed by the Compensation Committee but no incentive stock option may be exercisable after the expiration of ten years from the grant date; provided, that, in the case of incentive stock options granted to a 10% stockholder, the term of such option may not exceed five years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant unless such nonstatutory stock option satisfies the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code. The Compensation Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable.
Restricted Stock and Restricted Stock Units
The Compensation Committee may award actual shares of common stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period as the Compensation Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a stockholder as to such restricted stock, including the right to receive dividends and vote such restricted stock.
Performance Compensation Awards
The Plan provides the Compensation Committee with the authority to designate certain Awards as performance compensation awards in order to qualify such Awards as “performance-based compensation” under Section 162(m) of the Code. In addition, the Plan provides the Compensation Committee with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
The maximum performance compensation award payable to any one Participant under the Plan for a Performance Period is 1,100,000 shares of common stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by the Compensation Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award in the form of a cash bonus is $10,000,000.
Stock Appreciation Rights
Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of the Plan are satisfied, in tandem with all or part of any option granted under the Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from us an amount equal to the product of (i) the excess of the fair market value of our common stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of the Compensation Committee, in cash, shares of our common stock or a combination thereof.
Change in Control
In the event of a change in control, unless otherwise provided in an Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100 percent of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100 percent of such shares of Restricted Stock or Restricted Stock Units subject to such Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a change in control, and the Compensation Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon the Compensation Committee’s determination of the degree of attainment of performance goals. Further, in the event of a change in control, the Compensation Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of our common stock received or to be received by other shareholders in the event.
Amendment and Termination
The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided otherwise in the Plan, no amendment shall be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy any applicable law of securities exchange listing requirements. The Compensation Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Compensation Committee may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless we request the consent of the Participant and the Participant consents in writing.
1999 Stock Option Plan
The Thor Industries, Inc. 1999 Stock Option Plan (which we refer to as the “1999 Plan”) was adopted by our Board of Directors in July 1999 and by our shareholders in September 1999 and provided for the grant of incentive stock options and nonstatutory options to our employees and directors. The 1999 Plan was frozen effective as of December 5, 2006.
Upon the occurrence of a change in control, all options granted pursuant to the 1999 Plan will automatically become vested and exercisable in full.
Under certain circumstances, in the event option holders engage in certain prohibitive behavior, options can be forfeited at the discretion of the Committee. In addition, any gains realized by option holders may have to be repaid under certain circumstances.
Restricted Stock Plan
We adopted the Thor Industries, Inc. Restricted Stock Plan (which we refer to as the “Restricted Stock Plan”) effective September 29, 1997. The Restricted Stock Plan was frozen as of December 5, 2006.
No shares granted under the Restricted Stock Plan may be transferred by the recipient thereof until such shares have vested. Any nonvested shares will automatically vest upon the earliest of (x) termination other than for cause and (y) the recipient’s death, disability or retirement. The Restricted Stock Plan contains non-competition and non-solicitation provisions which restrict recipients from competing with us. Non-compliance with such provisions will result in the forfeiture of non-vested shares.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table sets forth information concerning option awards and share awards held by our named executive officers as of July 31, 2009. All share amounts and exercise prices have been adjusted to reflect the 2 for 1 split in our stock effective January 26, 2004.

	Option Awards				Stock Awards
	Number of	Number of			Number
	Securities	Securities			of Shares
	Underlying	Underlying			or Units	Market Value of
	Unexercised	Unexercised	Option		That	Shares or Units
	Options	Options	Exercise	Option	Have Not	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	(#)	(#)	($)	Date	(#) (1)	($) (2)
Wade F. B. Thompson	-0-	-0-	-0-	N/A	-0-	-0-
Christian G. Farman	33,333	66,667 (3)	$26.30	5/5/2018	-0-	-0-
Peter B. Orthwein	-0-	-0-	-0-	N/A	-0-	-0-
Richard E. Riegel, III	14,000	-0-	$26.91	12/8/2013	600 (5)	$14,346
	14,000	-0-	$12.86	7/23/2012
	33,333	66,667 (4)	$26.79	5/23/2018
Walter L. Bennett	15,225	-0-	$26.91	12/8/2013	1,000 (6)	$23,910

(1)	Mr. Bennett and Mr. Riegel, as holders of restricted shares, are entitled to receive dividends and other distributions paid with respect to such shares while they are restricted.

(2)	Assumes stock price of $23.91, the closing price on July 31, 2009.

(3)	Mr. Farman received an option award for 100,000 shares on May 5, 2008. 33,333 options vested on May 5, 2009, 33,333 options will vest on May 5, 2010 and 33,334 options will vest on May 5, 2011.

(4)	Mr. Riegel received an option award for 100,000 shares on May 23, 2008. 33,333 options vested on May 23, 2009. 33,333 options will vest on May 23, 2010 and 33,334 options will vest on May 23, 2011.

(5)	Mr. Riegel received a restricted stock award of 1,200 shares on December 8, 2003. 600 of those shares vested on December 8, 2008 and the remaining 600 of those shares vest on December 8, 2009.

(6)	Mr. Bennett received a restricted stock award of 2,000 shares on December 8, 2003. 1,000 of those shares vested on December 8, 2008 and the remaining 1,000 of those shares vest on December 8, 2009.

Option Exercises and Shares Vested in Fiscal 2009
The following table summarizes information regarding the vesting of share awards for each named executive officer in fiscal 2009. None of our named executive officers exercised any stock options in fiscal 2009.

	Share Awards(1)
	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($) (2)
Wade F. B. Thompson	0	0
Christian G. Farman	0	0
Peter B. Orthwein	0	0
Richard E. Riegel, III	1,200	19,146
Walter L. Bennett	2,000	31,910

(1)	Represents restricted stock awards granted under our Restricted Stock Plan.

(2)	Represents the amount realized based on the market price of our common stock on the vesting date.
Non-Qualified Deferred Compensation for Fiscal 2009
The following table shows the contributions, earnings and account balances for the named executive officers participating in the two non-qualified deferred compensation plans sponsored by us in 2009: the Select Executive Incentive Plan and the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings in		Withdrawals/	Balance at
	in fiscal 2009	in fiscal 2009	fiscal 2009		Distributions	7/31/09
Name	($)	($)	($)		($)(1)	($)
Wade F. B. Thompson	0	0	0		0	0
Christian G. Farman	27,074 (2)	0	4,242	(3)	0	34,374 (4)
Peter B. Orthwein	0	0	0		0	0
Richard E. Riegel, III	23,298 (5)	0	(825	) (6)	0	266,610 (7)
Walter L. Bennett	0	0	(60,028	) (8)	0	342,707 (9)

(1)	There were no withdrawals by, or distributions to, any of our named executive officers in fiscal 2009.

(2)	Consists of amounts contributed by Mr. Farman under the Deferred Compensation Plan.

(3)	Consists of aggregate earnings under the Deferred Compensation Plan.

(4)	Consists of Mr. Farman’s aggregate balance (all of which is vested) under the Deferred Compensation Plan.

(5)	Consists of amounts contributed by Mr. Riegel to the Deferred Compensation Plan. This amount consists of deferred bonus amounts which are also reported in the Bonus column of the Summary Compensation Table.

(6)	Consists of $(4,502) earned under the Select Executive Incentive Plan and $3,677 earned under the Deferred Compensation Plan.

(7)	Consists of an aggregate balance of $34,372 under the Select Executive Incentive Plan (all of which is vested) and an aggregate balance of $232,238 under the Deferred Compensation Plan (all of which is vested).

(8)	Consists of $(40,448) earned under the Select Executive Incentive Plan and $(19,580) earned under the Deferred Compensation Plan.

(9)	Consists of an aggregate balance of $160,115 under the Select Executive Incentive Plan (all of which is vested) and an aggregate balance of $182,592 under the Deferred Compensation Plan (all of which is vested).
The Select Executive Incentive Plan and the Deferred Compensation Plan are described below. The Company terminated the Select Executive Incentive Plan effective February 27, 2009. Amounts under the Select Executive Incentive Plan vested as of such date for all participants in the Select Executive Incentive Plan and will be paid out on March 31, 2010 or, if earlier, in accordance with the Select Executive Incentive Plan.
Summaries of Deferred Compensation Plans
Select Executive Incentive Plan
We adopted the Thor Industries, Inc. Select Executive Incentive Plan (the “Select Executive Incentive Plan”) effective September 29, 1997. The Select Executive Incentive Plan is administered by the Compensation Committee. The purpose of the Select Executive Incentive Plan is to provide eligible executives with supplemental deferred compensation in addition to the current compensation earned under our Management Incentive Plan. The Select Executive Incentive Plan is intended to be an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees.
For each year of participation, eligible executives are credited with the amount(s), if any, determined by the Compensation Committee in its sole discretion. The amount(s) are credited to an account maintained for each eligible executive, which is also credited with earnings and losses as if the amounts were invested in specific investment funds selected by the Compensation Committee (or by the eligible executive if the Compensation Committee establishes a procedure permitting the eligible executive to select from amongst the index funds selected by the Compensation Committee). The amount(s) credited to the account of an eligible executive remain unvested until the conclusion of the executive’s sixth year of participation in the Select Executive Incentive Plan, at which time the amount(s) become 100% vested. However, the amounts immediately become 100% vested upon the eligible executive’s death or attainment of age 65. The Select Executive Incentive Plan contains non-competition and non-solicitation provisions which prohibit eligible executives from competing with us within the United States or Canada during the term of such eligible executive’s participation and for a period of eighteen months after termination of employment with us for any reason. Non-compliance with these provisions will result in a total forfeiture of vested benefits. Amounts become payable upon an eligible executive’s separation from service or, if earlier, upon the eligible executive’s death or disability or the occurrence of an unforeseen emergency. Payments made upon an eligible executive’s death or disability or an unforeseen emergency are made in a lump sum. Payments made in connection with an eligible executive’s separation from service will commence eighteen months following the eligible executive’s separation from service and payment is made in equal annual installments over five years or ten years or in another actuarially equivalent form of payment, as elected by the executive at the commencement of participation in the plan.
We terminated the Select Executive Incentive Plan effective February 27, 2009. On such date, all balances for all participants under the Select Executive Incentive Plan vested and, in accordance with

Section 409A of the Code, will be paid out on March 31, 2010 or, if earlier, in accordance with the terms of the Select Executive Incentive Plan.
Deferred Compensation Plan
On December 9, 2008, the Board approved and adopted the amended and restated Thor Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which was amended and restated primarily to comply with Section 409A of the Code. The general purpose of the Deferred Compensation Plan is to provide our key selected employees with the benefits of an unfunded, non-qualified deferred compensation program.
Under the Deferred Compensation Plan, participants may elect to defer portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant.
Participants are 100% vested in their elective deferrals at all times. Vested benefits become payable under the Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change of control, (iii) upon the participant’s death or disability or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by the Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.
Prior to a participant’s attainment of age fifty-five (55), all benefits are paid in lump sum. Benefits paid following the participant’s attainment of age fifty-five (55) may be paid in lump sum or in equal installments not to exceed five years, as elected by the participant in his or her initial election. Payments of amounts under the Deferred Compensation Plan are paid in cash from our general funds and any right to receive payments from us under the Deferred Compensation Plan will be no greater than the right of one of our unsecured creditors.
The Compensation Committee administers the Deferred Compensation Plan. The Compensation Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. The Compensation Committee also has the ability to terminate the Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes of control, provided that the acceleration is permissible under Section 409A of the Code. The Deferred Compensation Plan is intended to comply with Section 409A of the Code.
Potential Payments Upon Termination or Change-in-Control
The narrative and tables that follow describe potential payments and benefits to our named executive officers or their beneficiaries under existing plans or arrangements, whether written or unwritten, for various scenarios including change-in-control and termination of employment. The amounts shown assume a termination or change-in-control, as applicable, effective as of July 31, 2009, as well as a closing price of our common stock on July 31, 2009 of $23.91 per share, and thus include amounts earned through such time and are estimates of amounts that would be paid out to the named executive officers upon a change-in-control or their separation or termination. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. Note that these amounts are estimates only, as the actual obligation can only be determined at the time of a change-in-control or the named executive officer’s separation from us.
Except for the May 2008 employment offer letter with Mr. Farman summarized above, we have not entered into any agreements with any named executive officer with provisions regarding severance or change-in-control benefits nor do we maintain a severance plan or policy for its employees.

The following presentation has been keyed to four general events upon which a named executive officer or his beneficiary would be entitled to a benefit: death, disability, termination by us other than for cause and change-in-control.
In addition to the amounts reported in the tables below, the Select Executive Incentive Plan and the Deferred Compensation Plan provide for payments of the vested deferred amounts upon termination of employment and, in the case of the Deferred Compensation Plan, following a change in control.
Under the Select Executive Incentive Plan, if a named executive officer’s employment terminated on July 31, 2009, he would receive his entire vested account balance (reported in the “Aggregate Balance at 7/31/09” column of the Non-Qualified Deferred Compensation table above) commencing after the end of the eighteenth complete calendar month following termination of employment (assuming he did not violate the plan’s non-compete, non-solicitation or non-disclosure provisions). However, in connection with the termination of the Select Executive Incentive Plan, effective February 27, 2009, to the extent not paid earlier in connection with a permissible payment event, all amounts accrued under the Select Executive Incentive Plan will be paid on March 31, 2010.
Under the Deferred Compensation Plan, if a named executive officer’s employment terminated on July 31, 2009, or if the named executive officer died or became disabled, he would receive his entire vested account balance (reported in the “Aggregate Balance at 7/31/09” column of the Non-Qualified Deferred Compensation table above). A change in control would also trigger payment to the named executive officer.
Benefits and Payments Upon Death
The table below reflects the benefits payable in the event of death of our named executive officers on July 31, 2009:

Value of Stock Acceleration
Name	($) (1)
Wade F. B. Thompson	0
Christian G. Farman	0
Peter B. Orthwein	0
Richard E. Riegel, III	14,346
Walter L. Bennett	23,910

(1)	The Restricted Stock Plan provides that restrictions on restricted shares lapse upon the death of a grant recipient. Amounts represent the value of accelerated vesting of such shares, calculated as the product of: (i) the number of restricted shares becoming vested upon the named executive officer’s death and (ii) the closing price of our common stock on July 31, 2009 ($23.91).
Benefits and Payments Upon Termination Due to Disability or Change-in-Control
The table below reflects the benefits payable to our named executive officers had either of the following events occurred as of July 31, 2009: (i) termination due to disability, or (ii) change-in-control.

Value of Stock Acceleration
Name	($) (1)
Wade F. B. Thompson	0
Christian G. Farman	0
Peter B. Orthwein	0
Richard E. Riegel, III	14,346
Walter L. Bennett	23,910

(1)	Under the terms of our Restricted Stock Plan, the restrictions on restricted stock held by our named executive officers lapse upon the permanent and total disability of our named executive officers. In addition, this table assumes that the Committee, as administrator of the Restricted Stock Plan, would exercise discretionary authority to accelerate the vesting of restricted stock upon a change-in-control. Amounts represent the value of accelerated vesting of such shares.
Benefits and Payments Upon Termination by the Company Other Than for Cause

Name	Value of Stock Acceleration ($)(1)	Severance ($)		Total ($)

Wade F. B. Thompson	—	—		—
Peter B. Orthwein	—	—		—
Richard E. Riegel, III	14,346	—		14,346
Walter L. Bennett	23,910	—		23,910
Christian G. Farman	—	375,000	(2)	375,000

(1)	Under the terms of our Restricted Stock Plan, the restrictions on restricted shares held by our named executive officers lapse upon termination of employment of our named executive officers by us other than for cause. Amounts represent the value of accelerated vesting of such restricted shares, calculated as the product of: (i) the number of restricted shares becoming vested upon such termination of employment and (ii) the closing price of our common stock on July 31, 2009 ($23.91).

(2)	In accordance with the employment offer letter between us and Mr. Farman, Mr. Farman’s severance amount consists of nine months of his base salary of $500,000.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of July 31, 2009 about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees or members of the Board of Directors under all the Company’s existing equity compensation plans, including the 2006 Equity Incentive Plan.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a)
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	513,561 (1)	$23.47	900,000 (2)

Equity compensation plans not approved by security holders	—	N/A	—

Total	513,561	$23.47	900,000

(1)	Represents shares underlying stock options granted pursuant to the Thor Industries, Inc. 1999 Stock Option Plan and the Thor Industries, Inc. 2006 Equity Incentive Plan. The 1999 Stock Option Plan was frozen in 2006 upon the adoption of the 2006 Equity Incentive Plan. As a result, no further grants may be made under the 1999 Stock Option Plan.

(2)	Represents shares authorized for issuance pursuant to the 2006 Equity Incentive Plan.

Director Compensation
Each of our non-employee directors receives an annual cash retainer of $170,000, payable quarterly, plus expenses. The lead director and the chair of the Audit Committee each receive an additional annual cash retainer of $20,000, payable quarterly. Currently, we do not anticipate awarding additional equity compensation to non-employee directors.
For fiscal 2009, each of our non-employee directors volunteered to forgo 15% of his fees due to the decline in our profits in fiscal 2008 resulting from market conditions.
The following table summarizes the compensation paid to our non-employee directors in fiscal 2009.

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)(1)	($)(2)	($)
Neil D. Chrisman	144,500	0	144,500
Alan Siegel	144,500	0	144,500
Jan H. Suwinski	161,500	0	161,500
Geoffrey A. Thompson	161,500	0	161,500
William C. Tomson	144,500	0	144,500

(1)	Fees consist of an annual cash retainer for board and committee service and an additional annual cash retainer paid to the lead director and the chair of the Audit Committee.

(2)	The aggregate number of outstanding stock options, all of which are exercisable, held by each of the non-employee directors on July 31, 2009 was as follows: Mr. Chrisman — 25,000, Mr. Siegel — 2,000, Mr. Suwinski — 43,000, Mr. Thompson — 15,000 and Mr. Tomson — 45,000.
Certain Relationships and Transactions with Management
Messrs. Wade Thompson and Peter Orthwein own all the stock of Cash Flow Management, Inc. The Company pays Cash Flow Management a fee of $192,000 per annum, which is used to defray expenses, including the rent of offices used by Messrs. Thompson and Orthwein.
The Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of the Board of Directors if required by Delaware General Corporation Law.
Report of the Audit Committee
Working under the guidance of a written charter approved by the Board of Directors, the Audit Committee, which is comprised of Messrs. Neil D. Chrisman, Jan H. Suwinski and Geoffrey A. Thompson, is primarily responsible for assisting the Board in overseeing the Company’s financial reporting process as well as the internal controls that management and the Board have established.
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

During the past fiscal year, the Audit Committee met quarterly in person or by telephone and met in separate executive sessions with the Company’s Chief Financial Officer, the Internal Audit Director and the independent auditing partner for the Company. The Audit Committee also met privately on a quarterly basis.
In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended July 31, 2009 with the Company’s management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by Independence Communications with Audit Committees Required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with Deloitte its independence from the Company and its management. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.
The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the New York Stock Exchange.
The Audit Committee
Neil D. Chrisman
Jan H. Suwinski
Geoffrey A. Thompson
The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent that the Company incorporates the report by reference in any such document.
Independent Registered Public Accounting Firm Fees
The following table represents aggregate fees billed to the Company for fiscal 2009 and 2008 by Deloitte and Touche, LLP, the Company’s principal independent registered public accounting firm.

	Fiscal 2009	Fiscal 2008

Audit Fees	$2,088,490	$2,145,791

Audit-Related Fees	35,102	520,002

Subtotal	2,123,592	2,665,793

Tax Fees	1,225,710	1,663,717

All Other Fees	0	0

Total Fees	$3,349,302	$4,329,510
Audit Fees. Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees. Represents fees for assurance services related to the audit of the Company’s financial statements. The amount shown consists of fees for benefit plan audits and, for fiscal 2008, due diligence for potential transactions involving the Company.
Tax Fees. Represents fees for professional services related to taxes including the preparation of domestic and international returns, tax examinations assistance and tax planning.
All Other Fees. Represents fees for products and services provided to the Company not otherwise included in the categories above. The amounts shown consist of fees for benefit plan tax consultation.
The Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.
The Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services Deloitte, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Deloitte during fiscal 2009.
Additional Corporate Governance Matters
Section 16(a) Beneficial Ownership Reporting Compliance
The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, or written representations that no such filings were required, the Company believes that all filing requirements were satisfied by each of the Company’s officers, directors and ten percent (10%) stockholders for fiscal 2009.
Stockholder Proposals
Proposals by stockholders that are intended to be presented at the 2010 annual meeting must be received by the Company on or before July 2, 2010 to be included in the proxy statement and form of proxy for the 2010 annual meeting.
Notice of a shareholder proposal for the 2010 annual meeting submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which is not received on or before August 11, 2010 will be considered untimely. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

Other Matters
Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

WALTER L. BENNETT
Executive Vice President, Chief Administrative Officer and Secretary

October 30, 2009

Appendix A
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF THOR INDUSTRIES, INC. -— CHARTER
As reviewed and approved by the Board of Directors, October 1, 2009
I.	PURPOSE
The Audit Committee (the “Audit Committee” or the “Committee”) of the Board of Directors (the “Board of Directors” or the “Board”) of Thor Industries, Inc. (the “Company”) is established by and among the Board of Directors for the primary purpose of assisting the Board in:
•	Overseeing the integrity of the Company’s financial statements,

•	Overseeing the Company’s compliance with legal and regulatory requirements,

•	Overseeing the independent auditor’s qualifications, independence and performance,

•	Overseeing the performance of the Company’s independent auditor and internal audit function,

•	Overseeing the Company’s system of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by the Company.
Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. The Audit Committee should also provide for open communication among the independent auditor, financial and senior management, the internal auditing function, and the Board of Directors. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.
The Company will provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor, to any advisors that the Audit Committee chooses to engage, and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
The independent auditor is ultimately accountable to the Committee, which has the sole authority to appoint, oversee and, where appropriate, replace the independent auditor. The Committee has direct responsibility for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) in connection with preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.
The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities.
While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is the responsibility of management and the responsibility of the independent auditor to audit management’s conclusions. Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee.

II.	COMPOSITION AND MEETINGS
The Audit Committee will comprise three or more directors as determined by the Board of Directors. Each Audit Committee member will have no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company other than as a Board member), as affirmatively determined by the Board of Directors. All committee members must meet the independence requirements of the New York Stock Exchange and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All members of the Committee must comply with all financial literacy requirements of the New York Stock Exchange. At least one member of the Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.
The members of the Committee will be elected by the Board at the annual organizational meeting of the Board of Directors to serve until their successors are elected. Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote. A Committee member may be removed at any time (with or without cause) by the Board.
If any director serving on the Committee is also serving on the audit committee of three or more other public companies, the Board of Directors must make a determination, as promptly as practicable following the time when the Company first becomes aware of such circumstances and thereafter on a periodic basis but no less frequently than annually, that such simultaneous service does not impair the ability of such director to effectively serve on the Committee, and such determination must be disclosed in the Company’s proxy statement issued in connection with the Company’s annual meeting of stockholders.
If a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may, if so permitted under then applicable NYSE rules, continue until the earlier of the Company’s next annual meeting of shareholders or one year from the occurrence of the event that caused the failure to qualify as independent.
The Committee will meet four times annually, or more frequently as it deems necessary to fulfill its responsibilities. Each regularly scheduled meeting will include an executive session of the Committee absent members of management. As part of its responsibility to foster open communication, the Committee will meet periodically with management, the director of the internal auditing function, and the independent auditor in separate executive sessions. In addition, the Committee will meet with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board of Directors shall be provided with copies of such Committee minutes if requested.
The Committee may ask members of management, employees, outside counsel, the independent auditors, internal auditors or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.
The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and regularly reporting the Committee’s actions to the Board of Directors.
III.	RESPONSIBILITIES AND DUTIES
To fulfill its responsibilities and duties, the Audit Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so that it can fulfill its oversight responsibilities. In addition to such other duties as the Board of Directors may assign from time to time, the Committee will:
Documents/Reports/Accounting Information Review
1.	Review this Charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments.

2.	Review and discuss with management and the independent auditor the Company’s annual financial statements, quarterly financial statements (prior to the Company’s 10-Q filings or release of earnings), and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditors (or summaries thereof).

3.	Prepare the audit committee report for inclusion in the Company’s annual proxy statement as required by the applicable rules and regulations of the Securities and Exchange Commission.

4.	Recommend to the Board of Directors whether the financial statements should be included in the Company’s Annual Report on Form 10-K.

5.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, and the judgments of each of management and the independent auditor as to the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

6.	Review and discuss with management and the independent auditor Management’s Report on Internal Control Over Financial Reporting to be included in the Company’s Form 10-K.

7.	Discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro forma or adjusted non-GAAP information. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

8.	Discuss financial information and earnings guidance provided to analysts and ratings agencies. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

9.	Review the regular internal reports to management (or summaries thereof) prepared by the internal auditing function, as well as management’s response.

Independent Auditors
10.	Appoint (and recommend that the Board of Directors submit for shareholder ratification, if applicable), compensate, retain (and, where appropriate, replace) and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditor will report directly to the Audit Committee, which has the sole authority to oversee the resolution of disagreements between management and the independent auditors if they arise. Discuss with the independent auditor the matters required to be discussed under Statement on Auditing Standards (SAS) No. 61, as amended by SAS No. 84 and SAS No. 90.
•	In evaluating the independent auditor’s qualifications, performance and independence, the Committee should discuss with the independent auditor the independent auditor’s independence, take into account the opinions of management and the internal auditors and consider whether the independent auditor’s quality controls are sufficient and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. The Committee shall present its conclusions with respect to the independent auditor to the Board.
11.	Review with the independent auditor any problems or difficulties and management’s response; review the independent auditor’s attestation and report on management’s internal control report prior to the filing of the Company’s Form 10-K; and hold timely discussions with the independent auditors regarding the following:
•	All critical accounting policies and practices;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences.
12.	At least annually, obtain and review a report by the independent auditor describing:
•	The firm’s internal quality-control procedures;

•	Any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1.
This report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Further, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Committee will also consider whether there should be rotation of the firm itself.

13.	Actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the auditor and take, or recommend that the full Board of Directors take, appropriate actions to oversee the independence of the outside auditor.

14.	Ensure the rotation of the lead audit partner having primary responsibility for the Company’s audit and the audit partner responsible for reviewing the audit as required by law.

15.	Consider whether there should be regular rotation of the Company’s independent auditor.

16.	Review and pre-approve (which may be pursuant to pre-approval policies and procedures) both audit and nonaudit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. Approval of nonaudit services will be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

17.	Set clear hiring policies, compliant with governing laws and regulations, for employees or former employees of the independent auditor.

18.	Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.
Financial Reporting Processes, Accounting Policies, and Internal Control Structure
19.	In consultation with the independent auditor and the internal auditor, review the integrity of the Company’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls and procedures and internal control over financial reporting).

20.	Receive and review any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports filed with the SEC of: a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting; and b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

21.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; major issues as to the adequacy of the Company’s internal control over financial reporting; any special audit steps adopted in light of material control deficiencies; and the adequacy of disclosures about changes in internal control over financial reporting.

22.	Review analyses prepared by management (and the independent auditor as noted in item 12 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

23.	Review the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company.

24.	Review and approve all related-party transactions, defined as those transactions required to be disclosed under item 404 of Regulation S-K.

25.	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

26.	Establish procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.
Internal Audit
27.	Review and advise on the selection and removal of the internal audit director.

28.	Review activities, organizational structure, and qualifications of the internal audit function.

29.	Annually, review and recommend changes (if any) to the internal audit charter.

30.	Periodically review, with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the function’s work.
Ethical Compliance, Legal Compliance, and Risk Management
31.	Establish, review and update periodically a code of business conduct and ethics and determine whether management has established a system to enforce this code. Determine whether the code is in compliance with all applicable rules and regulations.

32.	Review management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determine whether management has the proper review system in place such that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

33.	Review, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

34.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

35.	Discuss policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

36.	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.
Other Responsibilities
37.	Review with the independent auditor, the internal auditing function, and management the extent to which changes or improvements in financial or accounting practices have been implemented.

38.	Conduct an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.

39.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Board of Directors deems necessary or appropriate.

IV.	MISCELLANEOUS

In discharging its responsibilities, the Committee shall have the authority to engage and determine funding for independent legal, accounting or other advisors (without seeking Board approval) as the Committee determines necessary or appropriate to carry out its duties. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein. The Company shall provide appropriate funding, as determined by the Committee, for the payment of (i) compensation to the independent auditor, and legal, accounting or other advisors engaged by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Appendix B
Director Independence Standards
As adopted by the Board of Directors of Thor Industries, Inc.
A director will not be considered independent if, within the preceding three years:
•	The director is an employee, or whose immediate family member is an executive officer, of the Company.

•	The director receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company.

•	The director is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the Board. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement for a meeting of shareholders at which directors are to be elected.

B-1

Proxy — Thor Industries, Inc.

ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 8, 2009
The undersigned stockholder of Thor Industries, Inc. hereby appoints WADE F. B. THOMPSON and PETER B. ORTHWEIN or each of them, with power of substitution and revocation to each, as proxies to appear and vote all shares of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 230 Park Avenue, Suite 618, New York, N.Y., on December 8, 2009, at 1:00 p.m., local time, and any adjournments or postponements thereof, hereby revoking any proxy heretofore given, notice of which meeting and related proxy statement have been received by the undersigned.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND SHALL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL #1.
PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
MR A SAMPLE	000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)
ADD 1	Electronic Voting Instructions
ADD 2	You can vote by Internet or telephone!
ADD 3 ADD 4 ADD 5 ADD 6	Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 p.m., ETC, on December 8, 2009.

Vote by Internet
Log on to the Internet and go to
www.envisionreports.com/THO2009
Follow the steps outlined on the secured website.

Vote by the telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US
territories & Canada any time with a touch tone telephone.
There is NO CHARGE to you for the call.
Follow the instructions provided by the recorded message.
Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
 A    Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 – Neil D. Chrisman	☐	☐	02 – Alan Siegel	☐	☐	03 – Geoffrey A. Thompson	☐	☐

In their discretion, upon the transaction of such other business as may come before the meeting.

 B    Non-Voting Items

Change of Address – Please print new address below.

 C   Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.		Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/	/